MORGAN STANLEY & CO. LLC 1585 BROADWAY NEW YORK, NY 10036-8293 (212) 761-4000

Exhibit 10.6

October 22, 2014

Fixed Dollar Accelerated Share Repurchase Transaction

Lennox International Inc.
2140 Lake Park Boulevard
Richardson, Texas 75080
___________________________________________________________________________________

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“Dealer”) and Lennox International Inc. (“Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.

This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Issuer had executed an agreement in such form without any Schedule but with the elections set forth in this Confirmation (and the election of USD as the Termination Currency).

The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement.

If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I.

Buyer:	Issuer

Seller:	Dealer

Shares:	Common Stock, par value USD 0.01 per share, of Issuer (Ticker: LII)

Forward Price:
A price per Share (as determined by the Calculation Agent) equal to (i) the arithmetic mean (not a weighted average) of the 10b-18 VWAP on each Observation Date that is a Trading Day during the Calculation Period minus (ii) the Discount.

Discount:	As specified in Schedule I.

10b-18 VWAP:
For each Observation Date that is a Trading Day, a price per Share equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by the Calculation Agent by reference to the screen entitled “LII UN <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. or any successor (without regard to pre-open or after-hours trading outside of any regular trading session for such Trading Day or issuer block trades (as defined in Rule 10b-18(a)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on such Trading Day) or, if the price (i) is not reported on such Bloomberg page or successor page or (ii) is determined by the Calculation Agent to have been reported incorrectly, the price determined by the Calculation Agent in a commercially reasonable manner to substitute for the unreported or erroneous price on such day.

Observation Dates:	As specified in Schedule I. Notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Calculation Agent shall not adjust any Observation Date.

Calculation Period:
The period from, and including, the first Observation Date that is a Trading Day that occurs on or after the Prepayment Date to, but excluding, the relevant Valuation Date; provided, however, that if the Valuation Date is the Scheduled Valuation Date, then the Valuation Date shall be included in the Calculation Period.

Trading Day:	Any Exchange Business Day that is not a Disrupted Day in whole.

Initial Shares:	As specified in Schedule I.

Initial Share Delivery Date:
The first Exchange Business Day following the Trade Date. On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I.

Commission Amount:	As specified in Schedule I.

Adjustment Amount:	As specified in Schedule I.

Structuring Fee:	As specified in Schedule I.

Prepayment Date:	One Exchange Business Day following the Trade Date. On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount, the Commission Amount, the Adjustment Amount and the Structuring Fee.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Market Disruption Event:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” starting in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if any Observation Date in the Calculation Period is a Disrupted Day, the Calculation Agent shall have the option in its sole discretion either (i) to determine the weighting of each Rule 10b-18 eligible transaction in the Shares on the relevant Disrupted Day using its commercially reasonable judgment for purposes of calculating the Forward Price, as applicable, (ii) to elect to extend the Calculation Period by a number of Observation Dates equal to the number of Observation Dates that are Disrupted Days during the Calculation Period and/or (iii) to suspend the Calculation Period until the circumstances giving rise to such suspension have ceased. For the avoidance of doubt, if Calculation Agent elects the option described in clause (i) above, then such Disrupted Day shall be deemed to be a Trading Day for purposes of calculating the Forward Price.

If a Disrupted Day occurs on any Observation Date during the Calculation Period and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent may, in its good faith and commercially reasonable discretion, deem such ninth Scheduled Trading Day (or, if such day is not a scheduled Observation Date, the next following scheduled Observation Date) to be an Observation Date that is not a Disrupted Day and determine the 10b-18 VWAP for such ninth Scheduled Trading Day (or such next following scheduled Observation Date) using its good faith and commercially reasonable estimate of the value of the Shares on such ninth Scheduled Trading Day (or such next following scheduled Observation Date) based on the volume, historical trading patterns and price of the Shares.

VALUATION:

Valuation Date:
The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date resulting from Dealer’s election in accordance with the immediately succeeding paragraph.

Dealer shall have the right, in its absolute discretion but subject to the limitation set forth in the immediately succeeding paragraph, to accelerate the Valuation Date, in whole or in part, to any Observation Date that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (each such notice, an “Acceleration Notice”) to Issuer by 9:00 p.m., New York City time, on the Observation Date immediately following the accelerated Valuation Date.

Dealer shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount, but only so long as such portion is not less than USD $5,000,000). If the portion of the Prepayment Amount that is subject to acceleration is less than the full Prepayment Amount, then the Calculation Agent shall adjust the terms of the Transaction as appropriate in order to take into account the occurrence of such accelerated Valuation Date (including cumulative adjustments to take into account all prior accelerated Valuation Dates).

On each Valuation Date, the Calculation Agent shall calculate the Settlement Amount.

Scheduled Valuation Date:	As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above

Lock-Out Date:	As specified in Schedule I.

SETTLEMENT TERMS:

Physical Settlement:
Applicable

On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price, minus (b) the Initial Shares (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares; provided, however, that if the Settlement Amount is less than zero, the terms of the Buyer Settlement Provisions in Annex A shall apply.

Settlement Currency:	USD

Settlement Date:	The date that falls one Settlement Cycle after the Scheduled Valuation Date or the date on which the relevant Acceleration Notice is delivered, as the case may be.
Other Applicable Provisions:
The last sentence of Section 9.2, Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.

SHARE ADJUSTMENTS:

Potential Adjustment Event:
Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

It shall constitute a Potential Adjustment Event if a Disrupted Day occurs or, pursuant to Section 10 below, is deemed to occur (in whole or in part) on any Trading Day on or prior to the Valuation Date.

Extraordinary Dividend:
Any dividend or distribution on the Shares with an ex-dividend date occurring during the period from, and including, the Trade Date to, and including, the last day of the Calculation Period or, if applicable, the Settlement Valuation Period (other than any dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions).

Method of Adjustment:	Calculation Agent Adjustment

Agreement Regarding Dividends:
Notwithstanding any other provision of this Confirmation, the Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable in respect of any termination or cancellation of the Transaction pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account changes to any dividends since the Trade Date. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable pursuant to Section 6 of the Agreement in respect of such Early Termination Date shall be determined without regard to the difference between actual dividends declared (including Extraordinary Dividends) and expected dividends as of the Trade Date.

Additional Termination Event(s):
Notwithstanding anything to the contrary in the Equity Definitions, the declaration or payment by the Issuer of any Extraordinary Dividend, other than an ordinary cash dividend of no more than the Ordinary Dividend Amount (as specified in Schedule I) per Share with a record date no earlier than the relevant Ordinary Dividend Record Date (as specified in Schedule I), will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:
In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

For purposes of the Transaction,

(i)     the definition of Merger Date in Section 12.1(c) of the Equity Definitions shall be amended to read, “Merger Date shall mean the Announcement Date.”;

(ii)    the definition of Tender Offer Date in Section 12.1(e) of the Equity Definitions shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”;

(iii)     the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (a) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (b) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (c) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (d) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof, (e) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereof and (f) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereof;

(iv)    Section 12.2 of the Equity Definitions is hereby amended by inserting the words “Announcement Date in respect of any Merger Event or any potential” before the words “Merger Event” in the final line thereof;

Composition of Combined Consideration:        Not Applicable

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:
Applicable; provided that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:
Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is amended by adding the following: “provided, however, that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party shall not be a Hedging Disruption.”

Increased Cost of Hedging:
Applicable; provided that Section 12.9(a)(vi) of the Equity Definitions is amended by adding the following: “provided that any such materially increased amount that is incurred solely as a result of the deterioration of the creditworthiness of the Hedging Party shall not be an Increased Cost of Hedging.”

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 bps

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	50 bps

Determining Party:
For all applicable events, Dealer; provided that following any determination hereunder and upon written request by Issuer, the Determining Party shall provide Issuer with a reasonably detailed explanation in writing of its determination including, where applicable, a description of the methodology and the basis for such determination.

Hedging Party:	For all applicable events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Calculation Agent:	Dealer

Account Details and Notices:

(a)    Account for delivery of Shares to Issuer:

Transfer Agent: Computershare
Method: DWAC (Deposit / Withdrawal at Custodian)
Account: [Redacted]

(b)     Account for payments to Issuer:

Lennox International Inc.
Northern Trust Bank
Account#  [Redacted]
ABA#   [Redacted]

(c)     Account for payments to Dealer:

Citibank, NY
ABA # [Redacted]
Morgan Stanley & Co.
Account # [Redacted]
Lennox International
Account # [Redacted]

(d)    For purposes of this Confirmation:

(i)    Address for notices or communications to Issuer:

Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080
Attention: Rick Pelini
Telephone: [Redacted]
Facsimile: [Redacted]

(ii)    Address for notices or communications to Dealer:

Morgan Stanley & Co. LLC

1585 Broadway
New York, New York 10036-8293
Attention: Arnaud Blanchard
Telephone: [Redacted]
Facsimile: [Redacted]
Email: [Redacted]

With a copy to:

Morgan Stanley & Co. LLC
1585 Broadway
5th Floor
New York, NY 10036
Attention: Anthony Cicia
Telephone: [Redacted]
Facsimile: [Redacted]
Email: [Redacted]

Amendments to the Equity Definitions.

(a)     Section 9.2(a)(iii) of the Equity Definitions is hereby amended by deleting the words “the Excess Dividend Amount, if any, and”.

(b)    Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “in the determination of the Calculation Agent, a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the relevant Transaction; provided that no such adjustment shall extend or accelerate the term of the Transaction on account of any event that is based on (a) an observable market, other than the market for Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to the Issuer’s own operations”.

(c)    The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” and replacing such latter phrase with the words “(provided that adjustments may be made to account for changes in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction)”.

(d)    Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the relevant Transaction; provided that no adjustment on account of such an event shall extend or accelerate the term of the Transaction if such event is based on (a) an observable market, other than the market for Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to the Issuer’s own operations”.

(e)    Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Dealer will have the right to cancel the Transaction,”.

(f)    Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection

(B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(g)    Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

Certain Payments and Deliveries by Dealer.
Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Dealer would be required to make a payment pursuant to Section 6 of the Agreement or (ii) an Extraordinary Event occurs and Dealer would be required to make a payment pursuant to Article 12 of the Equity Definitions (the amount of any such payment obligation described in Section 6(i) or (ii) above, a “Dealer Payment Amount”), then Issuer shall have the option to require Dealer to settle such payment obligation in Shares in lieu of cash. If Issuer elects for Dealer to settle an Dealer Payment Amount in Shares, then on such date such Dealer Payment Amount is due, Dealer will deliver a number of Shares with a market value, as determined by the Calculation Agent, equal to all or a portion (which portion may be zero) of the Dealer Payment Amount. If the market value of such Shares equals a portion, but not all, of the Dealer Payment Amount, then, on the date such Dealer Payment Amount is due, a notional balance (the “Dealer Settlement Balance”) shall be established equal to the remaining portion of the Dealer Payment Amount, and Dealer shall commence purchasing Shares for delivery to Issuer on the Observation Date immediately following such date. At the end of each Observation Date on which Dealer purchases Shares pursuant to this Section 6, Dealer shall reduce the Settlement Balance by the amount paid by Dealer to purchase the Shares purchased on such Observation Date; provided, however, that if the amount paid by Dealer to purchase Shares exceeds the 10b-18 VWAP for that Observation Date, Dealer shall reduce the Settlement Balance by the amount equal to the product of (i) the number of Shares purchased on that Observation Date, and (ii) the 10b-18 VWAP. Dealer shall deliver any Shares purchased on an Observation Date pursuant to this Section 6 to Issuer on the third Exchange Business Day following such Observation Date. Dealer shall continue purchasing and delivering Shares on each subsequent Observation Date until the Settlement Balance has been reduced to zero. In making any purchases of Shares contemplated by this Section 6, Dealer shall use commercially reasonable efforts to purchase such Shares in a manner that would qualify for the safe harbor provided by Rule 10b-18 if such purchases were made by or on behalf of Issuer. The period until the Settlement Balance is reduced to zero shall be considered to be part of the Calculation Period for purposes of the representations, warranties and covenants and other provisions herein as the context requires.

Certain Payments and Deliveries by Issuer.

Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Section 6 of the Agreement or (ii) an Extraordinary Event occurs and Issuer would be required to make a payment pursuant to Article 12 of the Equity Definitions (any such payment described in Section 7(i) or (ii) above, an “Early Settlement Payment”), then Issuer shall have the option in lieu of making such cash payment, to settle such payment obligation in Shares (such Shares, “Early Settlement Shares”). In order to elect to deliver Early Settlement Shares, (i) Issuer must notify Dealer of its election by no later than 4:00 p.m., New York City time, on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due, (ii) Issuer must specify whether such Early Settlement Shares are to be sold by means of a registered offering or by means of a private placement and (iii) Issuer must comply with Annex A below.

Special Provisions for Merger Transactions.

Notwithstanding anything to the contrary herein or in the Equity Definitions, Issuer agrees that:

(i)    It will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares.

(ii)    To the extent that an announcement of a potential Merger Transaction occurs during the term of the Transaction and such announcement does not cause the Transaction to be cancelled or terminated in whole pursuant to “Extraordinary Events” in Section 2 above, then as soon as practicable following such announcement (but in any event prior to the next opening of the regular trading session on the Exchange), Issuer shall provide Dealer with written notice of such announcement; promptly (but in any event prior to the next opening of the regular trading session on the Exchange), Issuer shall provide Dealer with written notice specifying (x) Issuer’s average daily “Rule 10b-18 purchases” (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date of such announcement that were not effected through Dealer or its Affiliates and (y) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such announcement. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. Issuer understands that Dealer will use this information in calculating the trading volume for purposes of Rule 10b-18. In addition, Issuer shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Issuer acknowledges that any such public announcement may trigger the provision set forth in Section 10 below. Accordingly, Issuer acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 12(b) below.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

Special Provisions for Acquisition Transaction Announcements.

(a)     If an Acquisition Transaction Announcement occurs on or prior to the final Valuation Date, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of such Transaction (including, without limitation, the Forward Price) as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (provided that adjustments may be made to account for changes in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date but prior to the Lock-Out Date, the Lock-Out Date shall be deemed to be the date of such Acquisition Transaction Announcement.

(b)     “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction other than a Hostile Tender Offer, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction or (v) any announcement subsequent to an Acquisition Transaction Announcement relating to an amendment, extension, withdrawal or other change to the subject matter of the previous Acquisition Transaction Announcement.

(c)    “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “20%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets or liabilities of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets or liabilities (including any capital stock or other ownership interests in subsidiaries) or other similar event by

Issuer or any of its subsidiaries where the consideration transferable or receivable by or to Issuer or its subsidiaries in respect of each transaction exceeds 50% of the market capitalization of Issuer and (v) any transaction with respect to which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise); provided, however, that notwithstanding anything to the contrary herein, a Hostile Tender Offer shall be excluded from the foregoing definition and shall not constitute an Acquisition Transaction.

(d)     “Hostile Tender Offer” means the announcement by any person or entity of any intention to purchase or otherwise obtain the requisite number of Shares (whether or not subsequently amended) that, if completed, would lead to a Tender Offer, where such transaction has not been initiated, approved by, agreed to, recommended by or otherwise consented to by Company or its board of directors, or negotiated by Company or any authorized representative of Company. Company agrees to immediately notify Dealer on any date (each, a “Reference Date”) after the occurrence of a Hostile Tender Offer on which Company or its board of directors approves, agrees to, recommends or otherwise consents to such transaction, or Company or an authorized representative of Company negotiates such transaction, or Company or its board of directors has a legal obligation to make a recommendation to Company’s shareholders in respect of such transaction and does not recommend the rejection thereof. Immediately following the occurrence of a Reference Date in respect of any Hostile Tender Offer, such transaction shall cease to constitute, and shall no longer be treated as, a Hostile Tender Offer for purposes of this section.

Dealer Adjustments.

In the event that Dealer reasonably determines, in its commercially reasonable discretion upon the advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14 D-E under the Exchange Act, but provided that such requirements, policies or procedures are generally applicable in similar situations and applied to the relevant Transaction in a non-discriminatory manner), for Dealer to refrain from purchasing Shares or engaging in other market activity or to purchase fewer than the number of Shares or to engage in fewer or smaller other market transactions than Dealer would otherwise purchase or engage in on any Trading Day on or prior to the last day of the Calculation Period or, if applicable, the Settlement Valuation Period, then Dealer may, in its discretion, elect that a Market Disruption Event shall be deemed to have occurred on such Trading Day. Dealer shall notify Issuer upon the exercise of Dealer’s rights pursuant to this Section 10 and shall subsequently notify Issuer on the day Dealer believes that the circumstances giving rise to such exercise have changed.

Covenants.

Issuer covenants and agrees that:

(a)     Until the end of the Potential Purchase Period (as defined below), neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled or other derivative or structured Share repurchase transaction with a hedging period, calculation period or settlement valuation period or similar period that overlaps with the Transaction) purchase, offer to purchase, place any bid or limit order relating to a purchase of or commence any tender offer relating to Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Dealer or take any other action that would cause the purchase by Dealer of any Shares in connection with this Confirmation not to qualify for the safe harbor provided in Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such safe harbor were otherwise available for such purchases), provided that Issuer may enter into a share repurchase transaction substantially identical to the Transaction with another dealer or its affiliate on the date hereof. “Potential Purchase Period” means the period from, and including, the Trade Date to, and including, the latest of (i) the last day of the Calculation Period, (ii) the earlier of (A) the last day of the Calculation Period and (B) the Scheduled Valuation Date and (iii) if an Early Termination Date

occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by Dealer in its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date.

(b)     It will comply with all laws, rules and regulations applicable to it (including, without limitation, the Securities Act and the Exchange Act) in connection with the transactions contemplated by this Confirmation.

(c)     Without limiting the generality of Section 13.1 of the Equity Definitions, it is not relying, and has not relied, upon Dealer or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Confirmation and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Confirmation, and that Dealer and its Affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that Dealer and its Affiliates may continue to conduct such transactions during the term of this Confirmation. Without limiting the generality of the foregoing, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(d)    Neither it nor any Affiliates shall take any action that would cause a restricted period (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares is a reference security (as defined in Regulation M), by Issuer or any affiliated purchasers (as defined in Regulation M) of Issuer during the Potential Purchase Period.

(e)    It will not make any election or take any other action in connection with the Transaction while aware of any material nonpublic information regarding Issuer or the Shares.

Representations, Warranties and Acknowledgments.

(a)     Issuer hereby represents and warrants to Dealer on the date hereof and on and as of the Initial Share Delivery Date that:

(i)    (A) None of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares, and is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) Issuer agrees not to alter or deviate from the terms of this Confirmation or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of this Confirmation. Without limiting the generality of the foregoing, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)    The transactions contemplated by this Confirmation have been authorized under Issuer’s publicly announced program to repurchase Shares and, prior to the Trade Date, Dealer shall deliver to Issuer a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(iii)     Issuer is not entering into this Confirmation to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.

(iv)     Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.

(v)     There have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(vi)    Issuer is as of the date hereof, and after giving effect to the transactions contemplated hereby and any concurrent repurchase transaction will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Confirmation, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Issuer is engaged, (E) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (F) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (G) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii)     Issuer is not, and after giving effect to the transactions contemplated hereby and any concurrent repurchase transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)     No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its Affiliates owning or holding (however defined) Shares.

(ix)    Issuer (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing, and (C) has total assets of at least USD 50 million.

(b)    Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that Dealer may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer. Such purchases and any other market activity by Dealer will be conducted independently of Issuer by Dealer as principal for its own account. All of the actions to be taken by Dealer in connection with the Transaction shall be taken by Dealer independently and without any advance or subsequent consultation with Issuer. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such Rule, and Issuer shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any market transactions in connection with the Transaction and (B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any employee of Dealer or its Affiliates, other than employees identified by Dealer to Issuer in writing as employees not responsible for executing market transactions in connection with the Transaction. Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Issuer or any officer or director of Issuer is aware of any material nonpublic information regarding Issuer or the Shares.

(c)    Each of Issuer and Dealer represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(d)     Each of Issuer and Dealer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, it represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

Acknowledgements of Issuer Regarding Hedging and Market Activity.

Issuer agrees, understands and acknowledges that:

(a)    during the period from (and including) the Trade Date to (and including) the Settlement Date, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to adjust its Hedge Position with respect to the Transaction;

(b)    Dealer and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction;

(c)    Dealer shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction; and

(d)    any such market activities of Dealer and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP and the Forward Price, each in a manner that may be adverse to Issuer.

Other Provisions.

(a)    Issuer agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 555 and 561 of the Bankruptcy Code.

(b)    Dealer and Issuer hereby agree and acknowledge that Dealer has authorized Issuer to disclose the Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes Issuer to use any information that Issuer receives or has received with respect to the Transaction in any manner.

(c)    In the event Issuer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the Bankruptcy Code or any other applicable bankruptcy or insolvency statute, any rights or claims of Dealer hereunder in respect of the Transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Dealer hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against Issuer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Dealer hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings. Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Dealer shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Dealer expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims.

(d)    Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of Dealer hereunder are secured by any collateral, security interest, pledge or lien.

(e)    Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(f)    Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(g)    It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, at any time on or prior to the Valuation Date, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as specified in Schedule I).

Share Cap.

Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall (i) Issuer be required to deliver to Dealer in the aggregate a number of Shares that exceeds the Issuer Share Cap as of the date of delivery (as specified in Schedule I) or (ii) Dealer be required to deliver to Issuer in the aggregate a number of Shares that exceeds the Dealer Share Cap as of the date of delivery (as specified in Schedule I).

Transfer and Assignment.

Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its Affiliates of equivalent credit quality (or whose obligations are guaranteed by an entity of equivalent credit quality) without the consent of Issuer.

Governing Law; Jurisdiction; Waiver.

THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF ISSUER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Remainder of Page Intentionally Blank

_________________________________________________________________________________

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.

Confirmed as of the date first written above:

LENNOX INTERNATIONAL, INC.	MORGAN STANLEY & CO. LLC
By: ___/s/ Rick Pelini____________________ Name: Rick Pelini Title: Vice President, Treasurer	By: _/s/ Scott McDavid__________________ Name: Scott McDavid Title: Managing Director

ANNEX A
BUYER SETTLEMENT PROVISIONS
1.    The following Buyer Settlement Provisions shall apply to the extent indicated under the Confirmation:

Settlement Currency:	USD

Settlement Method Election:
Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Seller in writing on the date it notifies Seller of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Buyer or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Buyer
Settlement Method

Election Date:
The earlier of (i) the Scheduled Valuation Date and (ii) the second Scheduled Trading Day immediately following the Valuation Date (if different than the Scheduled Valuation Date, in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Scheduled Trading Day), as the case may be.

Default Settlement Method:	Cash Settlement
Forward Cash Settlement

Amount:	The Settlement Amount multiplied by the Settlement Price.

Settlement Price:
The arithmetic mean of the 10b-18 VWAP for the Observation Dates in the Settlement Valuation Period, subject to a Market Disruption Event as specified in the Confirmation (with references under “Market Disruption Event” in the Confirmation to the “Calculation Period” or “Forward Price” being deemed to refer, for this purpose, to the “Settlement Valuation Period” or the “Settlement Price”, respectively).

Settlement Valuation Period:	A number of Observation Dates selected by the Seller in its commercially reasonable discretion, beginning on the Observation Date immediately following the Settlement Method Election Date.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement

Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.
Net Share Settlement

Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.
2.    Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Seller (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount not to exceed 1%), in each case as determined by the Seller in its commercially reasonable judgment acting in good faith.
3.    Buyer may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a)    a registration statement covering public resale of the Registered Settlement Shares by Seller (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Seller, in such quantities as Seller shall reasonably have requested, on or prior to the date of delivery;
(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Seller;
(c)    as of or prior to the date of delivery, Seller and its Sellers shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Buyer customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Seller, in its discretion; and
(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Seller in connection with the public resale of the Registered Settlement Shares by Seller substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Seller and Buyer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements of a publicly traded company relating, without limitation, to the customary indemnification of, and contribution in connection with the liability of, Seller and its Affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
4.    If Buyer delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a)    all Unregistered Settlement Shares shall be delivered to Seller (or any Affiliate of Seller designated by Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)    as of or prior to the date of delivery, Seller and any potential purchaser of any such Shares from Seller (or any Affiliate of Seller designated by Seller) identified by Seller shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Buyer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
(c)    as of the date of delivery, Buyer shall enter into an agreement (a “Private Placement Agreement”) with Seller (or any Affiliate of Seller designated by Seller) in connection with the private placement of such shares by Buyer to Seller (or any such Affiliate) and the private resale of such shares by Seller (or any such Affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Seller and Buyer, which Private Placement Agreement shall (i) include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the customary indemnification of, and contribution in connection with the liability of, Seller and its Affiliates, (ii) provide for Buyer using best efforts to deliver documentation appropriate for a private placement of similar size, and the payment by Buyer of all fees and expenses in connection with such resale, including all fees and expenses of counsel for Seller, and (iii) contain representations, warranties, covenants and agreements of Buyer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)    in connection with the private placement of such shares by Buyer to Seller (or any such Affiliate) and the private resale of such shares by Seller (or any such Affiliate), Buyer shall, if so requested by Seller, prepare, in cooperation with Seller, a private placement memorandum in form and substance reasonably satisfactory to Seller and Buyer.
5.    Seller, itself or through an Affiliate (the “Selling Seller”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Make-whole Shares (as defined below) (together, the “Settlement Shares”) delivered by Buyer to Seller pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Seller, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Seller, the Selling Seller or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Seller will refund, in USD or Shares at Buyer’s election, such excess to Buyer on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Seller shall return to Buyer on that date such unsold Shares.
6.    If the Seller determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Make-whole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall”), Buyer shall, on the Exchange Business Day next succeeding the day on which such Shortfall is established (the “Make-whole Notice Date”), deliver to Seller a notice of Buyer’s election that Buyer shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Make-whole Notice Date, or (ii) deliver additional Shares. If Buyer elects to deliver to Seller additional Shares, then Buyer shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Make-whole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Make-whole Notice Date in such number as the Seller reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Make-whole Shares shall be sold by Seller in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Make-whole Shares is less than the absolute value of the Forward Cash Settlement Amount then Buyer shall, at its election, either make such cash payment or deliver to Seller further Make-whole Shares until such Shortfall has been reduced to zero.
7.    Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Make-whole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Buyer under any other Transaction(s) under this Confirmation (the result of such calculation, the “Capped Number”). Buyer represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A – B

Where	A = the number of authorized but unissued shares of the Buyer that are not reserved for future issuance on the date of the determination of the Capped Number; and
B = the maximum number of Shares required to be delivered to third parties if Buyer elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Confirmation) with all third parties that are then currently outstanding and unexercised.
“Reserved Shares” means 56,000,000 Shares.